© 2021 Wells Fargo Bank, N.A. All rights reserved. For public use. NR-09-2021 News Release | September 9, 2021 Wells Fargo Issues Statement on OCC Enforcement Action, Expiration of CFPB Consent Order Developments represent both progress and work left to do on complex, longstanding issues SAN FRANCISCO – Sept. 9, 2021 – Wells Fargo today confirmed two developments related to its risk management and regulatory work. Today, the Office of the Comptroller of the Currency (OCC) issued an enforcement action against the company related to loss mitigation practices in the bank’s Home Lending business, as well as a civil monetary penalty related to those loss mitigation practices and insufficient progress in addressing requirements under the OCC’s April 2018 Compliance Risk Management and Customer Remediation consent order. “Building an appropriate risk and control infrastructure has been and remains Wells Fargo’s top priority,” said Charlie Scharf, Wells Fargo’s CEO. “The OCC’s actions today point to work we must continue to do to address significant, longstanding deficiencies.” Scharf continued: “As I’ve said over the past year, our work to build the right foundation for a company of our size and complexity will not follow a straight line. We are managing multiple issues concurrently, and progress will come alongside setbacks. That said, we believe we’re making significant progress, the work required is clear, and I remain confident in our ability to complete it.” The company reported that, effective at the end of the day yesterday, the Consumer Financial Protection Bureau (CFPB) consent order issued in September 2016 regarding the bank’s retail sales practices had expired. “The expiration of the CFPB’s 2016 consent order is representative of progress we are making,” Scharf said. “We have done substantial work designed to ensure that the conduct at the core of the consent order – which was reprehensible and wholly inconsistent with the values on which this company was built – will not recur.” Scharf continued: “The focus of the transformation we’ve undertaken is to build a stronger, better company – one that serves customers at the highest standards. Sometimes – as is the case today – we will reach a positive milestone on one set of issues and be reminded that we need to redouble our focus on another. That will not stop us from getting to where everyone expects us to be, and where we expect ourselves to be.” Exhibit 99.1

2 September 9, 2021 | News Release About Wells Fargo Wells Fargo & Company (NYSE: WFC) is a leading financial services company that has approximately $1.9 trillion in assets, proudly serves one in three U.S. households and more than 10% of small businesses in the U.S., and is the leading middle market banking provider in the U.S. We provide a diversified set of banking, investment and mortgage products and services, as well as consumer and commercial finance, through our four reportable operating segments: Consumer Banking and Lending, Commercial Banking, Corporate and Investment Banking, and Wealth & Investment Management. Wells Fargo ranked No. 37 on Fortune’s 2021 rankings of America’s largest corporations. In the communities we serve, the company focuses its social impact on building a sustainable, inclusive future for all by supporting housing affordability, small business growth, financial health, and a low-carbon economy. News, insights, and perspectives from Wells Fargo are also available at Wells Fargo Stories. Additional information may be found at www.wellsfargo.com | Twitter: @WellsFargo. Contact Information Media Beth Richek, 704-374-2545 beth.richek@wellsfargo.com (or) Investor Relations John Campbell, 415-396-0523 john.m.campbell@wellsfargo.com News Release Category: WF-CF ###